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                                                                     EXHIBIT 5.1


                        TESTA, HURWITZ & THIBEAULT, LLP
                       125 High Street, High Street Tower
                               Boston, MA  02110



                               August 28, 1996

Gulf South Medical Supply, Inc.
426 Christine Drive
Ridgeland, MS  39157

         Re:     Gulf South Medical Supply, Inc.
                 Registration Statement on Form S-3

Ladies and Gentlemen:

         We are acting as counsel for Gulf South Medical Supply, Inc., a Delaware corporation (the "Company"), in connection with the registration on a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, for the offer and sale to the public of up to 55,000 shares of Common Stock, par value $.01 per share, of the Company (the "Shares") to be sold from time to time by a stockholder of the Company.

         We have reviewed the corporate proceedings taken by the Board of Directors of the Company with respect to the authorization and issuance of the Shares. We have also examined and relied upon originals or copies, certified or otherwise authenticated to our satisfaction, of all corporate records, documents, agreements or other instruments of the Company and have made all investigations of law and have discussed with the Company's officers all questions of fact that we have deemed necessary or appropriate.

         Based upon and subject to the foregoing, we are of the opinion that the Shares are duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm in the Prospectus contained in the Registration Statement under the caption "Legal Matters."

                                        Very truly yours,



                                        TESTA, HURWITZ & THIBEAULT, LLP